Exhibit 99.1

NEWS RELEASE

CONTACT: Marty McKenna	FOR IMMEDIATE RELEASE
(312) 928-1901	March 28, 2005

EQUITY RESIDENTIAL ANNOUNCES

JANUARY 2006 RETIREMENT OF CEO, BRUCE W. DUNCAN;

DAVID J. NEITHERCUT NAMED SUCCESSOR

Chicago, IL – March 28, 2005 – Equity Residential (NYSE:EQR) today announced that Bruce W. Duncan, 53, the company’s President and Chief Executive Officer, will retire on January 2, 2006.  The Board of Trustees has named David J. Neithercut, 49, as Mr. Duncan’s successor.  Mr. Neithercut, who has been with the company since it went public in 1993, currently serves as an Executive Vice President of the company.

Mr. Duncan joined the company as President in April 2002 and was named CEO in January 2003.  He assumed the role of CEO with the goal of refining the company’s portfolio, improving its operations through centralization and aligning the company’s team, including implementing succession planning throughout the organization.  Having made great strides in accomplishing these goals, and with a strong successor ready to assume the position of CEO, Mr. Duncan informed the Board of his desire to retire in January 2006.

“I became CEO with the goal of taking this high-performing company and making it even better.  Much of what we set out to accomplish is near completion and will be achieved by year-end.  I am extremely pleased with the current state of our portfolio, the consolidation of our operations into a single operating unit, the tremendous progress we’ve made in expanding our development and condominium conversion capabilities and the efforts we’ve made on the people side of the business.  In the past three years the company has divested itself of over $2.7 billion of older, less strategically located assets and replaced them with significantly newer assets in strategic markets, most of which are in markets with higher barriers of entry.  Today almost 60%

of our net income comes from high barrier markets.  We have embarked upon an exciting set of new initiatives, including procurement, revenue and pricing optimization, centralized software and control systems, and a myriad of new programs on the personnel side of our company.  Most importantly, however, I believe we have an outstanding person to succeed me.  David is a great leader and has the full respect and support of our Board and management team.  Over the past three years, David has been integrally involved in all these efforts and has materially expanded his significant role in a way that uniquely qualifies him for the leadership post he’s about to assume,” said Mr. Duncan.

The company’s Chairman of the Board, Sam Zell, said, “I would like to express my appreciation to Bruce for his service to the company.  He has moved it in the right direction across the enterprise – reshaping our portfolio, harnessing the full potential of the company’s size, centralizing operations and instituting succession management.  As part of that succession plan, I believe that going forward our company will be in excellent hands under David’s leadership and strategic vision.”

Mr. Neithercut assumed the newly created post of Executive Vice President – Corporate Strategy in January 2004, and oversees the company’s Transactions, Portfolio Management, Development, Condominium and Research groups.  From 1995 until August 2004, Mr. Neithercut served as the company’s Chief Financial Officer and was responsible for all of the company’s capital market activities, and played a key role in the company’s mergers and acquisitions.

The company anticipates recording an approximate $10 million, or $0.03 per share, charge during 2005 in connection with Mr. Duncan’s retirement primarily relating to the accelerated vesting of restricted shares, stock options and performance shares awarded, or to be awarded, to Mr. Duncan for services provided during 2003, 2004 and 2005. The company is reaffirming its first quarter guidance of earnings of $0.82 to $0.84 per share and Funds from Operations of $0.73 to $0.75 per share.

Equity Residential is the largest publicly traded apartment company in America.  Nationwide, Equity Residential owns or has investments in 938 properties, in 32 states and the District of Columbia, consisting of 199,292 units.  For more information on Equity Residential, please visit our website at www.equityresidential.com.